Exhibit 99.1
                                                                    ------------





                  [PLAYBOY ENTERPRISES, INC. GRAPHIC OMITTED]



FOR IMMEDIATE RELEASE                                          Investor Contact:
                                                               Martha Lindeman
                                                               312-373-2430

                                                               Media Contact:
                                                               Linda Marsicano
                                                               312-373-2447

                          PLAYBOY ENTERPRISES ANNOUNCES
                             SECOND QUARTER RESULTS


CHICAGO, Tuesday, August 8, 2006 -- Playboy Enterprises, Inc. (PEI) (NYSE: PLA,
PLAA) today reported a net loss of $3.3 million, or $0.10 per basic and diluted share, for the second quarter ended June 30, 2006, in line with its updated guidance range. As a result of the company's previously announced cost reduction plan, second quarter results include a net restructuring charge of $1.9 million, or $0.06 per basic and diluted share. In the same period last year, the company reported net income of $4.6 million, or $0.14 per basic and diluted share.

     In the 2006 second quarter, PEI reported an operating loss of $1.2 million, which included the net restructuring charge, compared to operating income of $7.3 million in the prior year quarter. The company said that, excluding the effects of the restructuring expense, the decline in second quarter operating results reflected lower Entertainment Group results combined with increased Corporate Administration expense. In the quarter, revenues declined by $2.3 million to $80.5 million.

     PEI Chairman and Chief Executive Officer Christie Hefner said: "During the second quarter we took a number of actions to better align our cost structure with our digital media strategy. These moves, which we announced last month, included both expense reductions in our mature businesses and the elimination of approximately 30 positions, roughly half of which were open. While we have improved our cost structure, we will continue to prudently invest in our expanding international, online, wireless and licensing businesses to ensure we are optimally positioned to capitalize on growth opportunities.

     "The challenges we face center around our two largest businesses of domestic publishing and domestic TV, each of which is in the midst of significant industry-wide structural changes. On the magazine side we are seeing lower revenues stemming from shifts in advertising spending to other media and a difficult newsstand market combined with higher paper and postage expenses. We've already taken actions to address these issues and the results are evident in the narrowing of the loss despite the lower revenue base," Hefner said.

     "The year-over-year negative variance in our second quarter results stems from a significant revenue shortfall in our domestic television business, where an increasingly competitive environment has combined with a technology shift to VOD from linear networks to create a difficult operating environment. We believe that our performance will begin to improve in the fourth quarter as a result of the rollout of Playboy as a subscription video-on-demand product, the opening of our venues at the Palms, the leveraging of our recent CJI acquisition and reductions in spending. As a result of having only one strong quarter, we now expect net income for the year of approximately $0.05 to $0.10 per share including the restructuring charge and an expected loss in the third quarter.

     "The positive is that all of the contributors to the fourth quarter in terms of both deals and trends will carry forward into 2007 and beyond," Hefner said. "We believe that we have the strategies in place to take advantage of the value of our brand, appeal of our content and loyalty of our audiences and that the actions we are taking will result in significant improvements in future results."

Entertainment

Second quarter segment income for the Entertainment Group declined to $4.9 million in 2006 from $9.8 million last year. Group revenues declined 3% to $47.5 million.

     The quarter-over-quarter downturn was due primarily to lower revenues and profits in the domestic television business. The company said that challenges in the domestic television business included the loss of exclusivity on DirecTV as well as increased competition on the cable platforms. In addition, second quarter 2005 results benefited from the accelerated recognition of deferred revenues related to the discontinuation of the VOOM satellite television service. In late June 2006, Playboy began to significantly increase its video-on-demand carriage when the nation's largest cable operator began to rollout Playboy and the company's movie product as VOD services.

     While second quarter revenues and profits from online subscriptions rose compared to last year, the gains were more than offset by lower e-commerce results. The e-commerce decline primarily reflected the receipt in the prior-year period of a one-time payment for the termination of a direct-marketing alliance.

     Revenues from international TV, wireless and online increased during the 2006 second quarter compared to the prior year, primarily due to higher revenues from the company's U.K. networks and increased wireless royalties. The revenue gains coincided with increased investments in distribution and marketing.

     Second quarter 2006 programming expense was essentially flat compared to the prior year quarter.

Publishing
Despite a 7% decline in revenues to $23.8 million, the Publishing Group narrowed the second quarter 2006 segment loss to $1.8 million, $0.5 million better than the same period last year. Effective cost reduction measures were primarily responsible for the improved year-over-year results. The company said that it expects advertising revenues to be down approximately 17% in the 2006 third quarter compared to the same period last year.

Licensing
The Licensing Group's second quarter 2006 segment income rose 4% to $4.1 million compared to the 2005 second quarter. Higher international and domestic revenues were responsible for the group's 8% increase in revenues to $9.2 million.

Corporate Administration and Promotion
Second quarter Corporate Administration and Promotion expense increased to $6.5 million, up from $4.2 million last year. The increase primarily reflects the elimination of intra-company agreements related to trademark, content and administrative services as a result of the company's late 2005 repurchase of the minority interest in Playboy.com as well as increased marketing expense.

Additional information regarding second quarter 2006 earnings will be available on the earnings release conference call, which is being held today, August 8, at 11:00 a.m. Eastern /10:00 a.m. Central. The call may be accessed by dialing 877-707-9632 (for domestic callers) or 1-785-830-1921 (for international callers) and using the password: Playboy. In addition, the call will be webcast. To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.


                                    * * * *


Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of web sites including Playboy.com, a leading men's lifestyle and entertainment web site; and licenses the Playboy trademark internationally for a range of consumer products and services.


FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements," including statements in Management's Discussion and Analysis of Financial Condition and Results of Operations, as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

1) Foreign, national, state and local government regulation, actions or initiatives, including:

            a) attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video and online materials,

            b) limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or

            c) substantive changes in postal regulations or rates which could increase our postage and distribution costs;

2) Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees;

3) Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;

4) Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

5) Our ability to protect our trademarks, copyrights and other intellectual property;

6) Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement, and other claims based on the nature and content of the materials we distribute;

7) The risk our outstanding litigation could result in settlements or judgments which are material to us;

8) Dilution from any potential issuance of common or convertible preferred stock or convertible debt in connection with financings or acquisition activities;

9) Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;

10) Competition in the television, men's magazine, Internet and product licensing markets;

11) Attempts by consumers or private advocacy groups to exclude our programming or other products from distribution;

12) Our television, Internet and wireless businesses' reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in its implementation which might affect our plans and assumptions;

13) Risks associated with losing access to transponders and competition for transponders and channel space;

14) Failure to maintain our agreements with multiple system operators and direct-to-home operators on favorable terms, as well as any decline in our access to, and acceptance by, direct-to-home and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements or pressure on splits with operators of these systems;

15) Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;

16) Any charges or costs we incur in connection with restructuring measures we may take in the future;

17) Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC, joint venture partner;

18)    Increases in paper, printing or postage costs;

19) Risks associated with revenue guarantees under our cable distribution agreements;

20) Effects of the national consolidation of the single-copy magazine distribution system; and

21) Risks associated with the viability of our primarily subscription- and e-commerce-based Internet model.

                            Playboy Enterprises, Inc.
           Condensed Consolidated Statements of Operations (Unaudited)
                     (In millions, except per share amounts)

                                                            Quarters Ended
                                                               June 30,
                                                     ---------------------------
                                                            2006         2005
                                                       -----------   ----------
Net revenues
------------
Entertainment:
   Domestic TV                                          $    20.9    $    24.9
   International                                             13.2         11.9
   Online subscriptions and e-commerce                       11.4         10.8
   Other                                                      2.0          1.3
                                                     -------------  -----------
Total Entertainment                                          47.5         48.9
Publishing:
   Playboy magazine
     Subscription                                            11.3         12.4
     Newsstand                                                2.5          2.1
     Advertising                                              6.4          7.6
                                                     -------------  -----------
     Total Playboy magazine                                  20.2         22.1
   Special editions and other                                 2.0          1.9
   International                                              1.6          1.5
                                                     -------------  -----------
Total Publishing                                             23.8         25.5
Licensing:
   International licensing                                    5.6          4.7
   Domestic licensing                                         1.3          1.2
   Marketing events                                           2.3          2.4
   Other                                                        -          0.1
                                                     -------------  -----------
Total Licensing                                               9.2          8.4
                                                     -------------  -----------
   Total net revenues                                   $    80.5    $    82.8
                                                     =============  ===========

Net income (loss)
-----------------
Entertainment                                            $    4.9     $    9.8
Publishing                                                   (1.8)        (2.3)
Licensing                                                     4.1          4.0
Corporate Administration and Promotion                       (6.5)        (4.2)
                                                     -------------  -----------

   Segment income                                             0.7          7.3

Restructuring expenses                                       (1.9)           -
                                                     -------------  ----------
   Operating income (loss)                                   (1.2)         7.3

Investment income                                             0.6          0.6
Interest expense                                             (1.3)        (1.5)
Amortization of deferred financing fees                      (0.2)        (0.2)
Minority interest                                               -         (0.3)
Other, net                                                    0.1         (0.2)
                                                       ----------   ----------

Income (loss) before income taxes                            (2.0)         5.7

Income tax expense                                           (1.3)        (1.1)
                                                     -------------  -----------
Net income (loss)                                      $     (3.3)     $   4.6
                                                     =============  ===========

Weighted average number of common shares outstanding
   Basic                                                   33,158       33,080
                                                     =============  ===========
   Diluted                                                 33,158       33,265
                                                     =============  ===========


Basic and diluted earnings (loss) per common share     $    (0.10)    $   0.14
                                                     =============  ===========


Note: Certain reclassifications have been made to conform to the current presentation.

                                  Playboy Enterprises, Inc.
                 Condensed Consolidated Statements of Operations (Unaudited)
                           (In millions, except per share amounts)

                                                          Six Months Ended
                                                               June 30,
                                                     --------------------------
                                                          2006         2005
                                                     ------------  ------------
Net revenues
------------
Entertainment:
   Domestic TV                                          $    43.2     $   50.1
   International                                             27.0         25.3
   Online subscriptions and e-commerce                       24.6         21.8
   Other                                                      3.9          2.2
                                                     ------------  ------------
Total Entertainment                                          98.7         99.4
Publishing:
   Playboy magazine
     Subscription                                            23.2         25.0
     Newsstand                                                5.1          5.4
     Advertising                                             11.1         14.6
                                                     ------------  ------------
     Total Playboy magazine                                  39.4         45.0
   Special editions and other                                 4.6          4.2
   International                                              3.3          3.3
                                                     ------------  ------------
Total Publishing
                                                             47.3         52.5
Licensing:
   International licensing                                   11.1          9.2
   Domestic licensing                                         2.6          2.5
   Marketing events                                           2.5          2.6
   Other                                                      0.4          0.1
                                                     ------------  ------------
Total Licensing                                              16.6          14.4
                                                     ------------  ------------

   Total net revenues                                  $    162.6     $   166.3
                                                     ============  ============

Net Loss
--------
Entertainment                                          $     12.8     $    21.7
Publishing                                                   (4.1)         (2.7)
Licensing                                                     8.4           7.6
Corporate Administration and Promotion                      (12.9)         (8.4)
                                                     ------------  ------------

   Segment income                                             4.2          18.2

Restructuring expenses                                       (1.9)            -
                                                     ------------  ------------

   Operating income                                           2.3          18.2

Investment income                                             1.2           0.8
Interest expense                                             (2.7)         (4.1)
Amortization of deferred financing fees                      (0.3)         (0.4)
Minority interest                                               -          (0.7)
Debt extinguishment expenses                                    -         (19.3)
Other, net                                                   (0.1)         (0.7)
                                                     ------------  ------------

Income (loss) before income taxes                             0.4          (6.2)

Income tax expense                                           (2.9)         (2.3)
                                                     ------------  ------------

Net Loss                                              $      (2.5)    $    (8.5)
                                                     ============  ============

Weighted average number of common shares outstanding
   Basic and diluted                                       33,149        33,216
                                                     ============  ============

Basic and diluted loss per common share               $     (0.08)    $   (0.26)
                                                     ============  ============


Note: Certain reclassifications have been made to conform to the current presentation.





    PLAYBOY ENTERPRISES, INC.
    -------------------------------------------------------------------------------------------------------------------------------
    Reconciliation of Non-GAAP Financial Information (in millions of dollars)

                                                    Second Quarter Ended June 30,                Six Months Ended June 30,

    EBITDA and Adjusted EBITDA                          2006       2005  % Better/(Worse)      2006      2005      % Better/(Worse)
    -------------------------------------------------------------------------------------------------------------------------------
      Net Income (Loss)                             $   (3.3)  $      4.6          ---      $   (2.5)  $  (8.5)      70.6
      Adjusted for:
         Income Tax Expense                              1.3          1.1        (18.2)          2.9       2.3      (26.1)
         Interest Expense                                1.3          1.5         13.3           2.7       4.1       34.1
         Amortization of Deferred Financing Fees         0.2          0.2          0.0           0.3       0.4       25.0
         Equity in Operations of Investments            (0.1)         0.1          ---             -       0.3      100.0
         Depreciation and Amortization                  11.3         11.2         (0.9)         21.7      22.0        1.4
    --------------------------------------------------------------------                        --------------------
      EBITDA (1)                                        10.7         18.7        (42.8)         25.1      20.6       21.8
      Adjusted for:
         Cash Investments in Television Programming    (10.2)        (7.3)       (39.7)        (19.5)    (16.0)     (21.9)
    --------------------------------------------------------------------                        --------------------
      Adjusted EBITDA (2)                           $    0.5       $ 11.4        (95.6)     $    5.6   $   4.6       21.7
    --------------------------------------------------------------------                        --------------------


                                                    Second Quarter Ended June 30,            Six Months Ended June 30,

    Financial and Operating Data                        2006       2005     % Inc/(Dec)         2006      2005   % Inc/(Dec)
    ----------------------------------------------------------------------------------    ---------------------------------
    Entertainment
       Cash Investments in Television Programming   $   10.2   $      7.3         39.7      $   19.5   $  16.0       21.9
       Content Amortization and Expense             $   10.3   $     10.2          1.0      $   19.7   $  20.0       (1.5)

       International TV Households at End of
         Period (in millions) (3)                       46.2         41.2         12.1          46.2      41.2       12.1

       Domestic TV Household Units at End of
         Period (in millions) (3):

         Playboy TV:
           Satellite                                    28.0         25.9          8.1          28.0      25.9        8.1
           Cable                                        21.0         20.7          1.4          21.0      20.7        1.4

         Movie Networks:
           Satellite                                    39.9         51.1        (21.9)         39.9      51.1      (21.9)
           Cable                                        46.2         46.0          0.4          46.2      46.0        0.4

       On Demand Households:
           VOD                                          14.4          7.4         94.6          14.4       7.4       94.6
           SVOD                                          2.3          1.7         35.3           2.3       1.7       35.3

    Publishing
       Magazine Advertising Pages                      103.4        128.4        (19.5)        189.5     249.6      (24.1)

    At June 30
         Cash, Cash Equivalents, Marketable
           Securities and Short-Term Investments    $   40.9   $     70.8        (42.2)     $   40.9  $   70.8       (42.2)
         Long-Term Financing Obligations            $  115.0   $    115.0          ---      $  115.0  $  115.0         ---
    ----------------------------------------------------------------------------------   ---------------------------------
    See notes on accompanying page.



PLAYBOY ENTERPRISES, INC.
-------------------------------------------------------------------------------
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data


1) In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television content. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2) In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.

3) Each household unit is defined as one household carrying one given network per carriage platform. A single household can represent multiple household units if two or more of our networks and/or multiple distribution platforms (i.e. digital and analog) are available to that household.